Exhibit 23.2

                          INDEPENDENT AUDITORS CONSENT

To Board of Directors
Capital Title Group, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-66375 on Form S-8 of Capital Title Group, Inc. of our report dated February 28, 2002, relating to the consolidated balance sheets of Capital Title Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000, which report appears in the December 31, 2001 annual report on Form 10-K of Capital Title Group, Inc.

                                   /s/ KPMG LLP

Phoenix, Arizona
March 20, 2002